Exhibit 10.1

SIXTH AMENDMENT TO LOAN AGREEMENT

This SIXTH AMENDMENT TO LOAN AGREEMENT (this “Amendment”), dated as of July 29, 2009, is entered into by and among CASCADE CORPORATION, an Oregon corporation, (the “Borrower”), the several financial institutions party as of the date hereof to the Loan Amendment referred to below (collectively called the “Lenders” and individually called a “Lender”), and BANK OF AMERICA, N.A., as agent for itself and the Lenders (in such capacity, the “Agent”).

RECITALS

A. The Borrower, the Lenders and the Agent are parties to a Loan Agreement, dated as of February 28, 2003 (as amended from time to time, the “Loan Agreement”).

B. Pursuant to the Loan Agreement, the Lenders have extended and are continuing to extend certain credit facilities to the Borrower.

C. The Borrower, the Agent and the Lenders desire to reduce the Aggregate Commitments, as defined in the Loan Agreement, from $143,750,000 to $115,000,000, subject to an option to increase the aggregate commitments by up to $30,000,000, along with certain other modifications.

D. The Agent and Lenders are willing to amend the Loan Agreement, but only as provided, and subject to the terms and conditions contained, in this Amendment.

THEREFORE, for valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Defined Terms Unless otherwise defined herein, each capitalized term used herein shall have the meaning assigned thereto in the Loan Agreement.

2. Amendment to Loan Agreement Upon the effectiveness of, and subject to the terms and conditions contained in, this Amendment:

(a) Section 1.1 (Certain Defined Terms) is hereby amended to delete the definition of “Applicable Interest Rate” and replace such definition with the following:

“‘Applicable Interest Rate’ means the following percentages per annum, based upon the Consolidated Leverage Ratio as set forth in the most recent Compliance Certificate received by the Agent pursuant to Section 6.10(c):

Applicable Interest Rate

Pricing Level	Consolidated Leverage Ratio	Commitment Fee (Basis Points)	Standby L/C Fee and Offshore Rate + (Basis Points)	Base Rate + (Basis Points)
1	≥3.00:1.00	50.0	300.0	50.0
2	≥2.00:1.00 but <3.00:1.00	40.0	250.0	25.0
3	≥1.00:1.00 but <2.00:1.00	35.0	200.0	0
4	<1.00:1.00	30.0	150.0	0

Any increase or decrease in the Applicable Interest Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.10(c); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level 1 shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered until such time as the Compliance Certificate has been delivered and the actual Pricing Level has been determined. The Applicable Interest Rate in effect from the date of this Amendment through receipt of the financial statements for the period ending July 31, 2009, and the accompanying Compliance Certificate, shall be determined based upon Pricing Level 1.”

(b) Section 1.1 is hereby amended to add the following definition:

“‘Collateral’ means any and all assets and rights and interests in or to property of the Borrower and each of the other Subsidiary Guarantors, whether real or personal, tangible or intangible, in which a Lien is granted or purported to be granted pursuant to the Collateral Documents.”

(c) Section 1.1 is hereby amended to add the following definition:

“‘Collateral Documents’ means the Security Agreement, Subsidiary Security Agreements, and all other agreements, instruments and documents now or hereafter executed and delivered in connection with this Agreement pursuant to which Liens are granted or purported to be granted to the Agent securing all or part of the Obligations each in form and substance satisfactory to Agent.”

(d) Section 1.1 is hereby amended to delete the definition of “Consolidated Adjusted EBITDA” and replace such definition with the following:

“‘Consolidated Adjusted EBITDA’ means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus the following to the extent deducted in calculating such Consolidated Net Income for such period: (a) Consolidated Interest Charges (b) the provision for federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries and (c) the amount of depreciation and amortization and other non-cash expense, including goodwill impairment, derivative mark-to-market transactions, swap-related expenses, expenses related to stock-based compensation, including but not limited to stock options and stock appreciation rights, and other similar non-cash items. In addition, ‘Consolidated Adjusted EBITDA’ shall include the non-consolidated results for any Permitted Acquisition made during the subject period, as adjusted for items (a), (b) and (c) above.”

“Consolidated Adjusted EBITDA shall include the following estimated adjustments for cash restructuring and severance costs:

Fiscal Quarter Ending	Total Estimated Adjustment Per Quarter
October 31, 2008	$1,943,000
January 31, 2009	1,143,000
April 30, 2009	4,640,000
July 31, 2009	1,071,000
October 31, 2009	10,855,000

For covenant calculation purposes, the adjustments above shall be applied on a rolling four-quarter basis. (Therefore, the earliest adjustment for the period ending October 31, 2008 shall be incorporated in calculations made as of July 31, 2009, but shall not be used in calculations made as of October 31, 2009.) The adjustments set forth above are estimates, and they may be revised to reflect actual cash restructuring and severance costs, or the period within which such costs are actually incurred, with the consent of the Agent.

(e) Section 1.1 is hereby amended to delete the definition of “Consolidated Interest Coverage Ratio” and replace such definition with the following:

“‘Consolidated Fixed Charge Coverage Ratio’ means, as of any date of determination, the ratio of (a) Consolidated Adjusted EBITDA, less taxes paid in cash by the Borrower and its Subsidiaries, less maintenance capital expenditures of $8,000,000, less dividends paid in cash, all for the period comprising the four prior fiscal quarters ending on such date, to (b) Consolidated Interest Charges paid in cash, plus consolidated principal payments required of Borrower and its Subsidiaries during the subject period.”

“‘During the one-year period ending July 31, 2010, this ratio shall include adjustments to Consolidated Adjusted EBITDA for cash severance and restructuring expenses.

(f) Section 1.1 is hereby amended to delete the definition of “Loan Documents” and replace with the following:

“‘Loan Documents’ means, collectively, this Amendment, the Loan Agreement, the Notes, the Guaranty, the Subsidiary Guarantees, the Subsidiary Security Agreements, and all other documents executed by the Borrower or any Guarantor or Subsidiary Guarantor and delivered to the Agent or the Lenders (or any one of them) in connection with the transactions contemplated by this Amendment or the Loan Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time.”

(g) Section 1.1 is hereby amended to delete the definition of “Majority Lenders” and replace it with the following:

“‘Majority Lenders’ means, as of any date of determination, Lenders having more than two-thirds, or approximately 66.67%, of the Aggregate Commitments.”

(h) Section 1.1 is hereby amended to delete the definition of “Permitted Acquisition” and replace it with the following:

“‘Permitted Acquisition’ means any acquisition, whether by purchase, merger or otherwise, of all or substantially all of the assets of, or more than fifty percent (50%) of the equity securities entitled to vote for members of the board of directors or equivalent governing body of, or a business line or a division of, any Person; provided that: (i) all Persons, assets, business lines or divisions acquired shall be in the type of business permitted to be engaged in by the Borrower and its Subsidiaries pursuant to Section 7.7; (ii) no Default or Event of Default shall then exist or would exist after giving effect to such acquisition; and (iii) if so requested, the Borrower shall demonstrate to the reasonable satisfaction of the Lenders that, after giving effect to such acquisition, the Borrower will be in pro forma compliance with all of the terms and provisions of the financial covenants set forth in Section 6.13, and shall maintain line of credit availability of Twenty Million Dollars ($20,000,000).”

(i) Section 1.1 is hereby amended to add the following definition:

“‘Security Agreement’ means the Security Agreement by and between the Borrower and the Agent dated contemporaneously with this Amendment.”

(j) Section 1.1 is hereby amended to add the following definition:

“‘Subsidiary Guarantor’ means all subsidiaries of Borrower, unless Agent on behalf of the Lenders expressly excludes such subsidiary from the requirement that they guarantee all obligations of Borrower.”

(k) Section 1.1 is hereby amended to add the following definition:

“‘Subsidiary Guaranty’ means the Subsidiary Guaranty made by a Subsidiary Guarantor in favor of the Agent and the Lenders, substantially in the form of Exhibit F.”

(l) Section 1.1 is hereby amended to add the following definition:

“‘Subsidiary Security Agreement’ means each security agreement executed by a Subsidiary Guarantor to secure its obligations under its Subsidiary Guaranty, substantially in the form of Exhibit G.”

(m) Section 2.1(a) (The Revolving Loans and Commitment Increase Option) is hereby amended to revise each Lender’s “Commitment Amount,” and delete the allocation of “Aggregate Commitments” between the Lenders and replace it with the following:

Lender	Percentage Interest	Commitment Amount
Bank of America	60.00%	$69,000,000
Union Bank	40.00%	$46,000,000

Total	100.00%	$115,000,000

(n) Section 2.1(b) is hereby deleted and replaced with the following:

“At its option at any time prior to, the Borrower may seek to increase the Aggregate Commitments by up to an aggregate amount of Thirty Million Dollars ($30,000,000) (resulting in maximum Aggregate Commitments of One Hundred Forty-Five Million Dollars ($145,000,000)) upon written notice to the Agent, which notice shall specify the amount of any such increase and shall be delivered at a time when no Default or Event of Default has occurred and is continuing. The Borrower may make such a request on not more than three (3) occasions in minimum increments of Five Million Dollars ($5,000,000), provided such amount is also within the limitations provided above. The Agent, subject to the consent of Borrower, which shall not be unreasonably withheld, may allocate the increase (which may be declined by any Lender in its sole discretion) in the Aggregate Commitments on either a ratable basis to the Lenders or on a non pro-rata basis to one or more Lenders and/or to other banks or entities reasonably acceptable to the Agent and the Borrower. No increase in the Aggregate Commitments shall become effective until the existing or new Lenders extending such incremental Commitment Amount and the Borrower shall have delivered to the Agent a document in form reasonably satisfactory to the Agent pursuant to which any such existing Lender states the amount of its Commitment increase, any such new Lender states its Commitment Amount and agrees to assume and accept the obligations and rights of Lender hereunder and the Borrower accepts such incremental Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of an interest (or participation interest, as applicable) in all Loans and other credit exposure in respect of the Aggregate Commitments such that, after giving effect thereto, all Loans and all such other credit exposure are held ratably by the Lenders in proportion to their respective Commitments, as may be revised to accommodate the increase in the Aggregate Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and commitment and other fees. The Borrower shall make any payments under Section 2.8(e) resulting from such assignments, and shall pay the Lenders certain reasonable and customary fees. Borrower shall also pay Lenders an arrangement fee, to be determined by the Lenders at such time as the increase in Aggregate Commitments is implemented.”

(o) Section 2.13(b) (Upfront Fee) is hereby deleted and replaced with the following with regard to this Amendment:

“Borrower shall pay to Bank of America, as Agent for the Lenders, an upfront fee in the amount of One Hundred Forty-Three Thousand Seven Hundred Fifty Dollars ($143,750), or twelve and a half (12.5) basis points as applied to the Aggregate Commitments, which shall be shared equally by the Lenders in accordance with their respective Percentage Interests. This fee, as well as an arrangement fee to be presented separately to Borrower, shall be due and payable in full at closing of this Amendment, and shall be fully earned and non-refundable when paid. Any exercise of the increase option as provided in Section 2.1(b) shall require payment of any additional agency fee required under the Fee Letter, as well as an additional upfront fee and arrangement fee to be mutually agreed upon at the time of the request by the Agent and Borrower.”

(p) Section 4.2(a) (Manner of Requesting Letters of Credit) is hereby deleted and replaced with the following:

“Letter of Credit Requests. From time to time during the Commitment Period, Borrower may request that the L/C Issuer issue standby letters of credit for Borrower’s account or extend or renew any existing Letters of Credit. Such request will be made by delivering a written request for the issuance, extension or renewal of such a letter of credit to the L/C Issuer, not later than 12:00 noon (Seattle time) on the date a new letter of credit is to be issued or an existing letters of credit is scheduled to expire. Each such request shall be deemed to constitute a representation and warranty by Borrower that as of the date of such request the statements set forth in Article 5 hereof are true and correct and that no Default or Event of Default has occurred and is continuing or will occur as a result of issuing, extending or renewing the letter of credit. Each such request shall (1) specify the face amount of the requested Letter of Credit, (2) the proposed date of expiration, (3) the name of the intended beneficiary thereof, and (4) whether such Letter of Credit is a new standby letter of credit or an extension or renewal thereof. Each standby Letter of Credit requested hereunder shall be in a face amount such that after issuance of such letter of credit (i) the principal amount of all Revolving Loans outstanding plus the Letter of Credit Usage will not exceed the Aggregate Commitments; and (ii) the Letter of Credit Usage will not exceed Fifteen Million Dollars ($15,000,000). In addition to the foregoing, unless otherwise approved by Lenders, each Letter of Credit requested hereunder, shall have an expiration date not later than one year after the Maturity Date, or one year after the date of issuance of such Letter of Credit. However, any Letter of Credit that remains outstanding after the Maturity Date shall be secured by cash or deposit account balances in form and substance satisfactory to the Agent. The Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower; provided that the L/C Issuer shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, and no Lender shall be obligated to participate in any Letter of Credit if, as of the date of such L/C Credit Extension, the limitations set forth above are exceeded. In the sole discretion of L/C Issuer, L/C Issuer may issue Letters of Credit in currencies other than that of the United States of America.”

(q) Article 6 (Affirmative Covenants) is hereby amended to add the following affirmative covenant:

“6.15 Collateral Records. To execute and deliver promptly, and to cause the Borrower and each Subsidiary Guarantor to execute and deliver promptly, to Agent, from time to time, solely for Agent’s convenience in maintaining a record of the Collateral, such written statements and schedules as Agent may reasonably require designating, identifying or describing the Collateral. The failure by the Borrower or any Subsidiary Guarantor, however, to promptly give Agent such statements or schedules shall not affect, diminish, modify or otherwise limit the Liens on the Collateral granted pursuant to the Collateral Documents.”

(r) Sections 6.13(b) and (c) (Financial Covenants) are hereby deleted, and a new Section 7.12 is hereby added:

“Section 7.12 Financial Covenants.

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.15:1.00 through January 30, 2010; (ii) 1.25:1.00 from January 31, 2010 through July 30, 2010; and (iii) 1.50:1.00 from July 31, 2010 and at all times thereafter.

(b) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio to be greater than 4.00:1.00 through April 29, 2010; (ii) 3.50:1.00 from April 30, 2010 through July 30, 2010; and (iii) 3.00:1.00 as of July 31, 2010 and at all times thereafter.”

(s) Section 7.3 (Indebtedness) is hereby deleted and replaced with the following:

“The Borrower shall not, and shall cause each Subsidiary to not, create, incur or become liable for any Indebtedness except: (a) the Loans; (b) existing Indebtedness reflected on the balance sheets referred to in Section 5.7; (c) current accounts payable or accrued expenses incurred by the Borrower in the ordinary course of business; (d) Indebtedness permitted under Section 7.4; (e) intercompany Indebtedness owing by the Borrower or any Subsidiary to the Borrower or any other Subsidiary permitted under Section 7.6; (f) Indebtedness secured by newly purchased tangible property (whether real or personal) in an aggregate amount no greater than Ten Million Dollars ($10,000,000) outstanding at any time; and (g) additional unsecured Indebtedness, provided that the total aggregate amount of such unsecured Indebtedness including any additional amount does not exceed Ten Million Dollars ($10,000,000) at any time, and provided that Borrower remains in compliance with all covenants set forth herein.”

(t) Section 7.11(c) (Capital Stock Repurchases) is hereby deleted and replaced with the following:

“Section 7.11(c) Capital Stock Repurchases. During the term of this Agreement, the Borrower shall not purchase or repurchase any of its capital stock, or other equity interests, including through any redemption, acquisition, cancellation or termination transaction or series of transactions.”

(u) Section 7.11(d) (Dividends) is hereby added:

“Section 7.11(d) Dividends. During the term of this Agreement, the Borrower shall not pay dividends, or make any similar distribution to the shareholders, if such dividend or distribution would result in a breach of the Consolidated Fixed Charge Coverage Ratio.”

(v) Section 8.1(m) (Change in Control) is hereby deleted and replaced with the following:

“Section 8.1(m) Change in Control. A Change in Control occurs without the express written consent of Agent and the Lenders. For purposes of this Section, “Change in Control” means (1) any change in the composition of Borrower’s board of directors over a period of twenty-four (24) consecutive months or less such that a majority of the board of directors ceases, by reason of one or more contested elections for board membership, to be comprised of individuals who either (A) have been members of the board continuously since the beginning of such period, or (B) have been elected or nominated for election by board members described in (A) who were still in office at the time such election or nomination was approved by the board; or (2) the sale, transfer or other disposition of all or substantially all of Borrower’s assets in a liquidation or dissolution of Borrower; or (3) any merger or consolidation in which equity securities of the Borrower entitled to vote for members of the board of directors of Borrower (“Voting Securities”) exceeding more than forty percent (40%) of the total amount outstanding of such Voting Securities are transferred to persons different from the persons holding those Voting Securities immediately prior to such transaction; or (4) the acquisition by a person or a group of related persons, other than Borrower or a person controlling, controlled or under common control with Borrower, of beneficial ownership (as determined pursuant to Rule 13d-3 of the Securities Exchange Act of 1934) of Voting Securities comprising more than thirty-five percent (35%) of the total of Borrower’s outstanding Voting Securities pursuant to a transaction or series of related transactions which the board of directors of Borrower does not at any time recommend that the Borrower’s shareholders accept or approve.”

(w) Article 9 (The Agent) is hereby amended to add the following Section 9.8:

“9.8 Collateral and Guaranty Matters. The Lenders and the L/C Issuer irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, (iii) to confirm that the Agent does not claim a Lien or security interest in specific property leased to Borrower under a lease which Borrower certifies to Agent is an operating lease, (iv) to release or subordinate any Lien or security interest in specific property not covered elsewhere and not exceeding an aggregate value of $2,000,000 during any fiscal year, or (v) subject to Section 10.1, if approved, authorized or ratified in writing by the Majority Lenders;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.3(f);

(c) to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder;

(d) to enter into the Collateral Documents for the benefit of such Lender and the L/C Issuer. Each Lender and the L/C Issuer hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth in Section 10.01, any action taken by the Majority Lenders, in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Majority Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and the L/C Issuer. Agent is hereby authorized (but not obligated) on behalf of all of the Lenders and the L/C Issuer, without the necessity of any notice to or further consent from any Lender or the L/C Issuer from time to time prior to, an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to perfect and maintain perfected the Liens upon the Collateral granted pursuant to the Collateral Documents. Agent shall have no obligation whatsoever to any Lender, the L/C Issuer or any other Person to assure that the Collateral exists or it owned by Borrower or any Subsidiary Guarantors or is cared for, protected or insured or that the Liens granted to Agent herein or in any of the Collateral Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Agent in this Section 9.8 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act of omission or event related thereto, Agent may act in any manner it may deem appropriate, in its sole discretion, given Agent’s own interest in the Collateral as one of Lenders and that Agent shall have no duty or liability whatsoever to Lenders or the L/C Issuer, to the extent they are not the same parties; and

(e) act as agent for the purpose of perfecting Lenders’ and the L/C Issuer’s security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code can be perfected only by possession. Should any Lender or the L/C Issuer (other than Agent) obtain possession of any such Collateral, such Lender or L/C Issuer shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

Upon request by the Agent at any time, the Majority Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty pursuant to this Section 9.8.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing.

(b) The execution, delivery and performance by the Borrower of this Amendment have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by any Person (including any Governmental Person) in order to be effective and/or enforceable. Each of this Amendment and the Loan Agreement as amended by this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against it, without defense, counterclaim or offset, in accordance with its terms (subject to the waivers set forth in this Amendment), except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforceability of creditors’ rights.

(c) All representations and warranties of the Borrower contained in the Loan Agreement and the statements set forth in the recitals of this Amendment are true and correct on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date), in each case, other than (i) those that would not be true and correct but for the effectiveness of this Amendment, and (ii) with respect to Section 5.16 of the Loan Agreement, as otherwise disclosed to the Agent. The Borrower has updated the schedules to the Loan Agreement in accordance with the attached schedules.

(d) The Borrower is entering into this Amendment on the basis of its own business judgment, without reliance upon the Agent, any Lender or any other Person.

4. Effective Date. This Amendment will become effective as of the date first set forth above (the “Effective Date”), provided that each of the following conditions precedent is satisfied on or before the Effective Date:

(a) the Agent has received, in sufficient number for each Lender, duly executed originals (or, if elected by the Agent, an executed facsimile copy, to be followed promptly by delivery of executed originals) of this Amendment, executed by the Borrower and each of the Lenders and acknowledged by the Agent, together with the Guarantor Acknowledgment and Consent attached hereto, executed by each Guarantor, and such other documentation as Agent shall reasonably require, including, but not limited to, an opinion of counsel to the Borrower and the Guarantors, resolutions authorizing the transaction described herein, officer’s certificates, and security documentation, including, but not limited to, security agreements, pledge agreements, guarantees, and other similar documentation required by the Agent and Lenders.

(b) all of the representations and warranties contained herein (or incorporated herein by reference) are true and correct as of the Effective Date.

5. Security. The parties acknowledge that certain security documentation, including, but not limited to, opinion letters and evidence of a first priority, perfected security interest in all foreign and domestic Collateral, may not be available at closing. Borrower agrees to deliver all such items requested by Agent and Lenders, in form and substance satisfactory to Agent and Lenders in their sole discretion, not later than ninety (90) days from the date of this Agreement.

6. No Further Amendments. Other than the specific amendments of the Loan Agreement as set forth in Section 2 hereof: (i) nothing contained herein shall be deemed a waiver of any provision, or any other existing or future noncompliance with any provision, of the Loan Agreement (including the Loan Agreement as amended hereby); and (ii) all of the terms, covenants and provisions of the Loan Agreement are and shall remain in full force and effect.

7. Miscellaneous.

(a) All references in the Loan Agreement and in the other Loan Documents to the Loan Agreement shall henceforth refer to the Loan Agreement as amended by this Amendment. This Amendment shall be deemed incorporated into, and a part of, the Loan Agreement. This Amendment is a Loan Document.

(b) This Amendment is made pursuant to Section 10.1 of the Loan Agreement and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns. No third party beneficiaries are intended in connection with this Amendment.

(c) This Amendment shall be governed by and construed in accordance with the law of the State of Oregon.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by delivery of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Lender or the Borrower (or Guarantor) shall bind such Lender or the Borrower (or Guarantor), respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

(e) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment or the Loan Agreement, respectively.

(f) Each of the provisions set forth in Section 10 of the Loan Agreement is incorporated herein by this reference and made applicable to this Amendment.

(g) The Borrower covenants to pay to or reimburse the Agent, upon demand, for all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with the development, preparation, negotiation, execution and delivery of this Amendment and related documents, including any attorneys’ fees, costs and expenses incurred in connection with the security documentation described in Section 5 above.

(h) UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY THE LENDERS CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY THE BORROWER’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION, AND BE SIGNED BY THE LENDERS TO BE ENFORCEABLE.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed and delivered as of the date first written above.

CASCADE CORPORATION, as the Borrower		BANK OF AMERICA, N.A., as Agent

By:	/s/ JOSEPH G. POINTER	By:	/s/ TIFFANY SHIN
Name:	Joseph G. Pointer	Name:	Tiffany Shin
Title:	Chief Financial Officer	Title:	Assistant Vice President Bank of America

BANK OF AMERICA, N.A., as a Lender		UNION BANK OF CALIFORNIA, N.A., as a Lender

By:	/s/ MICHAEL SNOOK	By:	/s/ STEPHEN SLOAN
Name:	Michael Snook	Name:	Stephen Sloan
Title:	Vice President for Bank of America	Title:	Vice President for Union Bank

GUARANTOR ACKNOWLEDGMENT AND CONSENT

The undersigned Guarantor hereby: (i) acknowledges and consents to the terms, and the execution, delivery and performance, of the foregoing Amendment (the “Amendment”) (without implying the need for any such acknowledgment or consent); and (ii) represents and warrants to the Agent and the Lenders that, both before and after giving effect to the Amendment: (A) its Guaranty remains in full force and effect as an enforceable obligation of such Guarantor (except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforceability of creditors’ rights), without defense, counterclaim or offset; and (B) it is in compliance with all of its covenants contained in its Guaranty and in each other Loan Document applicable to it. The undersigned further represents and warrants to the Agent and the Lenders that the execution and delivery by such Guarantor of, and the performance by such Guarantor of its obligations under, this Guarantor Acknowledgment and Consent, have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by any Person (including, without limitation, any Governmental Person) in order to be effective and/or enforceable. The undersigned remakes as of the Effective Date (as defined in the Amendment) all of the representations and warranties made by it under its Guaranty. Capitalized terms used herein and not otherwise defined have the respective meanings assigned to them in the Loan Agreement (as defined in the Amendment).

IN WITNESS WHEREOF, the undersigned Guarantor has executed this Guarantor Acknowledgment and Consent by its duly authorized officer as of July 29, 2009.

CASCADE XIAMEN FORKLIFT TRUCK ATTACHMENT CO., LTD, a company formed under the laws of the People’s Republic of China

By:	/s/ RICHARD ANDERSON
Name:	Richard Anderson
Title:	Director

JIAHAI (HEBEI) FORKS CO., LTD., a company formed under the laws of the People’s Republic of China

By:	/s/ JOHN ALLEN CUSHING
Name:	John Allen Cushing
Title:	Director

CASCADE HEBEI FORK CO., LTD, a company formed under the laws of the People’s Republic of China

By:	/s/ JOHN ALLEN CUSHING
Name:	John Allen Cushing
Title:	Director

CASCADE (U.K.) LIMITED, a company formed under the laws of the United Kingdom

By:	/s/ DAVIDE RONCARI
Name:	Davide Roncari
Title:	Vice President Europe

CASCADE NV, a company formed under the laws of The Netherlands

By:	/s/ JOSEPH G. POINTER
Name:	Joseph G. Pointer
Title:	Director

CASCADE (FRANCE) S.A.R.L., a company formed under the laws of France

By:	/s/ DAVIDE RONCARI
Name:	Davide Roncari
Title:	Vice President Europe

CASCADE GmbH, a company formed under the laws of Germany

By:	/s/ DAVIDE RONCARI
Name:	Davide Roncari
Title:	Vice President Europe

CASCADE (CANADA) LTD., a company formed under the laws of Canada

By:	/s/ JOSEPH G. POINTER
Name:	Joseph G. Pointer
Title:	Director

CASCADE ITALIA S.r.l., a company formed under the laws of Italy

By:	/s/ DAVIDE RONCARI
Name:	Davide Roncari
Title:	Vice President Europe

CASCADE (AUSTRALIA) PTY. LTD., a company formed under the laws of Australia

By:	/s/ JOSEPH G. POINTER
Name:	Joseph G. Pointer
Title:	Director

PSM, LLC, a Washington limited liability company

By:	/s/ JOHN ALLEN CUSHING
Name:	John Allen Cushing
Title:	Treasurer

EXHIBIT F

FORM OF SUBSIDIARY GUARANTY

See attached.

EXHIBIT G

FORM OF SUBSIDIARY SECURITY AGREEMENT

See attached.

SCHEDULE 1

LITIGATION

(LOAN AGREEMENT SECTION 5.6)

No change.

SCHEDULE 2

TITLE AND LIENS

(LOAN AGREEMENT SECTION 5.9)

Cascade (Japan) Limited, a wholly-owned subsidiary of the Borrower, has a mortgage in the amount of Yen 386,250,000 as of June 30, 2009. The mortgage is secured by a lien on Cascade Japan’s land and building.

State of Oregon Active UCC Filings (as of July 29, 2009):

Date	File #	Description
8-25-08	8065701	1 RICMP5000SP M5785100487
4-23-09	8248367	Canon Laserclass 830i-Fax w/accessories

SCHEDULE 3

INTELLECTUAL PROPERTY

(LOAN AGREEMENT SECTION 5.10)

No change.

SCHEDULE 4

ENVIRONMENTAL LAWS, ETC.

(LOAN AGREEMENT SECTION 5.11)

No change.

SCHEDULE 5

SUBSIDIARIES

(LOAN AGREEMENT SECTION 5.17)

Cascade Corporation

SUBSIDIARIES

MAY 7, 2009

(Attachment I)

Subsidiary	Type of Operation	Percent Owned	Date Acquired or Created	Domestic or Foreign
Cascade Xiamen Forklift Truck Attachment Co., Ltd.	Sales and Manufacturing	100%	Created 1987	Foreign
Cascade (Africa) Pty. Ltd.	Sales	100%	Created 1967	Foreign
Cascade Korea Limited	Sales	100%	Created 1990	Foreign
Cascade (Sheffield) Ltd.	Finance	100%	Created 1967	Foreign
Cascade NV	Sales and Manufacturing	100%	Created 1959	Foreign
Cascade (Scandinavia) Hydraulik A.B.	Sales	100%	Created 1974	Foreign
Cascade Hispania S.A.	Sales	100%	Created 1985	Foreign
Cascade (France) S.A.R.L.	Sales and Warehouse	100%	Created 1968	Foreign
Cascade GmbH	Sales and Manufacturing	100%	Created 1968	Foreign
Cascade (Japan) Limited	Sales	100%	Created 1967	Domestic (Foreign Branch dissolved 05-18-07)
Cascade (Canada) Ltd.	Sales and Manufacturing	100%	Acquired 1997	Foreign
Kenhar Products Ltd.	Dormant	100%	Acquired 1997	Foreign
Cascade (U.K.) Limited	Sales and Manufacturing	100%	Acquired 1997	Foreign
Cascade New Zealand Ltd.	Sales	100%	Acquired 1997	Foreign
CNS (Nova Scotia) Co.	Dormant	100%	Created 1997	Foreign
CNS (Halifax) Ltd.	Finance	100%	Created 1997	Foreign

Subsidiary	Type of Operation	Percent Owned	Date Acquired or Created	Domestic or Foreign
Cascade (Australia) Pty. Ltd.	Sales and Manufacturing	100%	Acquired 1997	Foreign
Hyco-Cascade Pty. Ltd.	Dormant	100%	Acquired 1997	Foreign
Valray Engineering Pty. Ltd.	Dormant	100%	Acquired 1997	Foreign
White Systems International Pty. Ltd.	Dormant	100%	Acquired 1997	Foreign
Cascade IFSC Ltd.	Finance	100%	Created 1998	Foreign
Jiahai (Hebei) Forks Co. Ltd.	Sales and Manufacturing	100%	Acquired 1997	Foreign
3038715 Nova Scotia Co.	Dormant	100%	Created 2000	Foreign
Cascade (Hong Kong) Forklift Truck Attachment Company Limited	Sales	100%	Created 2001	Foreign
Cascade Grundstucks GmbH	Finance	100%	Created 2004	Foreign
Cascade France MHP S.A.R.L.	Sales	100%	Created 2002	Foreign
Cascade Italia S.r.l.	Sales and Manufacturing	100%	Created 1985	Foreign
PSM LLC	Sales and Manufacturing	100%	Created 2006	Domestic
American Compaction Equipment, Inc.	Sales and Manufacturing	100%	Acquired 2007	Domestic
Cascade India Pvt. Ltd.	Sales	100%	Created 2009	Foreign
Cascade (Hebei) Fork Co., Ltd.	Sales and Manufacturing	100%	Created 2006	Foreign

EXCEPTIONS TO REPRESENTATIONS AND WARRANTIES

In addition to any items disclosed in the preceding schedules, the Borrower provides the following additional disclosures relating to the representations and warranties set forth in the Loan Agreement:

TAXES

(LOAN AGREEMENT SECTION 5.12)

The IRS has proposed adjustments totaling $5 million related to interest deductions reported on the Borrower’s tax returns for the 2004 and 2005 tax years. These adjustments would result in an additional federal and state tax liability of $1.8 million. The Borrower is appealing this issue with the IRS, and expects to prevail on this issue. This item is disclosed in Note 9 – Income Taxes in the Financial Statements.

ERISA

(LOAN AGREEMENT SECTION 5.16)

The Borrower sponsors defined benefit plans in France and England. These plans are funded, and the Borrower’s policy is to make annual contributions based on actuarially determined funding requirements. The accumulated benefit obligation of the plans was $6.2 million at January 31, 2009, and the net unfunded pension liability was $1 million.

The Borrower also provides a post-retirement benefit plan, consisting of health care coverage for eligible retirees and qualifying dependents in the United States. This plan is not funded, and the Borrower has no plan to provide funding other than annual contributions, which represent the benefits paid for the year.

The attached subsidiary guaranty and subsidiary security agreement exhibits have been signed by the following subsidiaries of Cascade Corporation:

CASCADE XIAMEN FORKLIFT TRUCK ATTACHMENT CO., LTD.

JIAHANI (HEBEI) FORKS CO., LTD.

CASCADE HEBEI FORK CO. LTD.

CASCADE (U.K) LIMITED

CASCADE NV

CASCADE (FRANCE) S.A.R.L.

CASCADE GBMH

CASCADE (CANADA) LTD.

CASCADE ITALIA S.R.L.

CASCADE (AUSTRALIA) PTY. LTD.

PSM, LLC

EXHIBIT F

CONTINUING GUARANTY

This Guaranty (“Guaranty”) is made as of July 29, 2009, by                                 , a                                 (“Guarantor”) in favor of Bank of America, N.A., a national banking association, as agent for its benefit and the ratable benefit of the Lenders (as defined below) and its successors as agent for the Lenders (in such capacity, and together with its successors as agent for the Lenders, the “Agent”).

Factual Background

Guarantor is executing this Guaranty pursuant to the Loan Agreement dated as of February 28, 2003 by and among Cascade Corporation, an Oregon corporation (the “Borrower”), the several financial institutions from time to time party thereto (collectively, the “Lenders”), and Agent, as agent for the Lenders (as amended, restated, modified, renewed, supplemented or extended from time to time, the “Loan Agreement”). Capitalized terms used in this Guaranty and not defined herein shall have the meanings given in the Loan Agreement.

Guarantor is a wholly-owned subsidiary of Borrower. Guarantor will receive benefit from the loans made by the Lenders in that Borrower provides needed working capital to Guarantor, and Guarantor will obtain a significant portion of that working capital from loans made by the Lenders to Borrower.

1. Guaranty. Guarantor hereby absolutely and unconditionally guarantees, as a guarantee of payment and not merely as a guarantee of collection, prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, all obligations of Borrower under or in connection with the Loan Agreement and each of the other Loan Documents to which Borrower is or may become a party, whether for principal, interest, costs, fees, expenses, indemnities or otherwise and all obligations of Guarantor existing under this Guaranty and each other Loan Document to which it is or may become a party, in each case whether now existing or hereafter arising, and whether due or to become due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and as the same may from time to time be modified, amended, extended or renewed (including all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by Agent in connection with the collection or enforcement thereof) (collectively, the “Guaranteed Obligations”). Agent’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon Guarantor and conclusive for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of Guarantor under this Guaranty. The obligations of Guarantor hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any applicable state law.

2. No Setoff or Deductions. All payments by Guarantor hereunder shall be paid in full, without setoff or counterclaim or any deduction or withholding whatsoever, including, without limitation, for any and all present and future taxes.

3. No Termination. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Agent or facilities provided by Agent with respect to the Guaranteed Obligations are terminated.

4. Waiver of Notices. Guarantor waives notice of the acceptance of this Guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof. Guarantor further waives presentment, protest, notice, dishonor or default, demand for payment and any other notices to which Guarantor might otherwise be entitled.

5. Subrogation. Guarantor shall exercise no right of subrogation, contribution or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty are indefeasibly paid and performed in full and any commitments of Agent or facilities provided by Agent with respect to the Guaranteed Obligations are terminated. If any amounts are paid to Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of Agent and shall forthwith be paid to Agent to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

6. Waiver of Suretyship Defenses. Guarantor agrees that Agent may, at any time and from time to time, and without notice to Guarantor, make any agreement with Borrower or with any other person or entity liable on any of the Guaranteed Obligations or providing collateral as security for the Guaranteed Obligations, for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations or any collateral (in whole or in part), or for any modification or amendment of the terms thereof or of any instrument or agreement evidencing the Guaranteed Obligations or the provision of collateral, all without in any way impairing, releasing, discharging or otherwise affecting the obligations of Guarantor under this Guaranty. Guarantor waives any defense arising by reason of any disability or other defense of Borrower or any other guarantor, or the cessation from any cause whatsoever of the liability of Borrower, or any claim that Guarantor’s obligations exceed or are more burdensome than those of Borrower and waives the benefit of any statute of limitations affecting the liability of Guarantor hereunder. Guarantor waives any right to enforce any remedy which Agent now has or may hereafter have against Borrower and waives any benefit of and any right to participate in any security now or hereafter held by Agent. Further, Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of Guarantor.

7. Exhaustion of Other Remedies Not Required. The obligations of Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations. Guarantor waives diligence by Agent and action on delinquency in respect of the Guaranteed Obligations or any part thereof, including, without limitation any provisions of law requiring Agent to exhaust any right or remedy or to take any action against Borrower, any other guarantor or any other person, entity or property before enforcing this Guaranty against Guarantor.

8. Reinstatement. Notwithstanding anything in this Guaranty to the contrary, this Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any portion of the Guaranteed Obligations is revoked, terminated, rescinded or reduced or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity or otherwise, as if such payment had not been made and whether or not Agent is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.

9. Subordination. Guarantor hereby subordinates the payment of all obligations and indebtedness of Borrower owing to Guarantor, whether now existing or hereafter arising, including but not limited to any obligation of Borrower to Guarantor as subrogee of Agent or resulting from Guarantor’s performance under this Guaranty, to the indefeasible payment in full of all Guaranteed Obligations. If Agent so requests, any such obligation or indebtedness of Borrower to Guarantor shall be enforced and performance received by Guarantor as trustee for Agent and the proceeds thereof shall be paid over to Agent on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of Guarantor under this Guaranty.

10. Information. Guarantor agrees to furnish promptly to Agent any and all financial or other information regarding Guarantor or its property as Agent may reasonably request in writing.

11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, upon the insolvency, bankruptcy or reorganization of Borrower or any other person or entity, or otherwise, all such amounts shall nonetheless be payable by Guarantor immediately upon demand by Agent.

12. Expenses. Guarantor shall pay on demand all out-of-pocket expenses (including reasonable attorneys’ fees and expenses and the allocated cost and disbursements of internal legal counsel) in any way relating to the enforcement or protection of Agent’s rights under this Guaranty, including any incurred in the preservation, protection or enforcement of any rights of Agent in any case commenced by or against Guarantor under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute. The obligations of Guarantor under the preceding sentence shall survive termination of this Guaranty.

13. Amendments. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by Agent and Guarantor.

14. No Waiver. No failure by Agent to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

15. Assignment; Governing Laws; Jurisdiction. This Guaranty shall (a) bind Guarantor and its successors and assigns, provided that Guarantor may not assign its rights or obligations under this Guaranty without the prior written consent of Agent (and any attempted assignment without such consent shall be void), (b) inure to the benefit of Agent and its successors and assigns and Agent may, without notice to Guarantor and without affecting Guarantor’s obligations hereunder, assign or sell participations in the Guaranteed Obligations and this Guaranty, in whole or in part, and (c) be governed by the internal laws of the State of Oregon. Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or State court sitting in Multnomah County, Oregon, in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Service of process by Agent in connection with such action or proceeding shall be binding on Guarantor if sent to Guarantor by registered or certified mail at its address specified below. Guarantor agrees that

Agent may disclose to any prospective purchaser and any purchaser of all or part of the Guaranteed Obligations any and all information in Agent’s possession concerning Guarantor, this Guaranty and any security for this Guaranty.

16. Condition of Borrower. Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from Borrower such information concerning the financial condition, business and operations of Borrower as Guarantor requires, and that Agent has no duty, and Guarantor is not relying on Agent at any time, to disclose to Guarantor any information relating to the business, operations or financial condition of Borrower.

17. Setoff. If and to the extent any payment is not made when due hereunder, Agent may setoff and charge from time to time any amount so due against any or all of Guarantor’s accounts or deposits with Agent.

18. Other Guarantees. Unless otherwise agreed by Agent and Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by Guarantor for the benefit of Agent or any term or provision thereof.

19. Representations and Warranties. Guarantor represents and warrants that (i) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (ii) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (iii) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; (iv) all consents, approvals, licenses and authorizations of, and filings and registrations with, any governmental authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect; (v) by virtue of its relationship with Borrower, the execution, delivery and performance of this Guaranty is for the direct benefit of Guarantor and it has received adequate consideration for this Guaranty; and (vi) the financial information, that has been delivered to Agent by or on behalf of Guarantor, is complete and correct in all respects and accurately presents the financial condition and the operational results of Guarantor and since the date of the most recent financial statements delivered to Agent, there has been no material adverse change in the financial condition or operational results of Guarantor.

20. WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, GUARANTOR AND AGENT EACH WAIVE TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON OR ARISING OUT OF THIS GUARANTY. THIS GUARANTY REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

21. Security. The Guaranteed Obligations shall be secured by a security interest in all assets of the Guarantor. Contemporaneous with the execution of this Guaranty, Guarantor shall also execute and deliver a Security Agreement granting such a security interest to the Agent, for the benefit of the Secured Creditors, all as defined therein. Guarantor shall provide all such other documentation reasonably required by Agent and the Lenders to document a first priority perfected security interest in the assets of Guarantor, including, but not limited to, filings in foreign jurisdictions and opinions of counsel. To the extent such documentation is not available upon the date of execution of this Guaranty, Guarantor agrees to facilitate this process at its own expense, and shall cause such documentation to be provided to Agent and Lenders within the time period set forth in the Loan Agreement.

Executed this 29th day of July, 2009.

GUARANTOR:                                                                                                                                    , a ____________________

By:
Name:
Title:
Address:

Facsimile:

EXHIBIT G

SECURITY AGREEMENT

This SECURITY AGREEMENT (this “Agreement”) is dated as of July 29, 2009, by and between                                 , a company formed under the laws of                                 (“Debtor”), and BANK OF AMERICA, N.A., as Agent for the Lenders (in such capacity, “Agent”). Capitalized terms used and not defined herein shall have the meanings given to them in the Loan Agreement, as defined below.

Recitals:

A. This Security Agreement is given to secure all of Debtor’s obligations of payment and performance then or thereafter arising under or in connection with the Guaranty dated of even date hereof (the “Guaranty”).

B. Bank of America, N.A. (“Bank of America”) in its individual capacity and other lenders party to the Loan Agreement dated as of February 29, 2003, as amended from time to time (the “Loan Agreement”), are providing credit facilities to Cascade Corporation, the parent of Debtor, under the Loan Agreement. Bank of America in its individual capacity and the other lenders party to the Loan Agreement are collectively referred to herein as the “Lenders” or the “Secured Creditors.”

C. As a condition precedent to the execution and delivery of the Sixth Amendment to Loan Agreement by the Lenders, the Lenders require Debtor to execute and deliver the Guaranty, and to secure Debtor’s obligations to the Lenders and to the Agent under the Guaranty by granting the Agent a lien on and security interest in all of Debtor’s personal property except as provided in the last paragraph of Section 1 hereof.

NOW, THEREFORE, in consideration of the foregoing Recitals and for other good and valuable consideration, receipt of which is hereby acknowledged, and intending to be bound hereby, Debtor agrees with Agent; for the benefit of Agent and the Secured Creditors, as follows:

8. GRANT OF SECURITY INTEREST. For valuable consideration, Debtor hereby grants and transfers to Agent, for the benefit of Agent and the Secured Creditors, a security interest in all of the now held and hereafter acquired property of Debtor described as follows (collectively, the “Collateral”):

(a) all accounts, deposit accounts, contract rights, chattel paper (whether electronic or tangible), instruments, promissory notes, documents, general intangibles, payment intangibles, software, letter-of-credit rights, health-care insurance receivables and other rights to payment of every kind now existing or at any time hereafter arising;

(b) all inventory, goods held for sale or lease or to be furnished under contracts for service, or goods so leased or furnished, raw materials, component parts, work in process and other materials used or consumed in Debtor’s business, now or at any time hereafter owned or acquired by Debtor, wherever located, and all products thereof, whether in the possession of Debtor, any warehousemen, any bailee or any other person, or in process of delivery, and whether located at Debtor’s places of business or elsewhere;

(c) all warehouse receipts, bills of sale, bills of lading and other documents of every kind (whether or not negotiable) in which Debtor now has or at any time hereafter acquires any interest, and all additions and accessions thereto, whether in the possession or custody of Debtor, any bailee or any other person for any purpose;

(d) all money and property heretofore, now or hereafter delivered to or deposited with Agent or any Lender or otherwise coming into the possession, custody or control of Agent or any Lender (or any agent or bailee of Agent or any Lender) in any manner or for any purpose whatsoever during the existence of this Agreement and whether held in a general or special account or deposit for safekeeping or otherwise;

(e) all investment property of Debtor;

(f) all right, title and interest of Debtor under licenses, guaranties, warranties, management agreements, marketing or sales agreements, escrow contracts, indemnity agreements, insurance policies, service or maintenance agreements, supporting obligations and other similar contracts of every kind in which Debtor now has or at any time hereafter shall have an interest except those directly related to property excluded from Collateral and described below;

(g) all goods, tools, machinery, furnishings, furniture and other equipment of every kind now existing or hereafter acquired, and improvements, replacements, accessions and additions thereto and embedded software included therein (collectively, the “Equipment”), whether located on any property owned or leased by Debtor or elsewhere, including without limitation, any of the foregoing now or at any time hereafter located at or installed on the land or in the improvements at any of the real property owned or leased by Debtor, and all such goods after they have been severed and removed from any of said real property;

(h) all motor vehicles, trailers, mobile homes, manufactured homes, boats, other rolling stock and related equipment of every kind now existing or hereafter acquired and all additions and accessories thereto, whether located on any property owned or leased by Debtor or elsewhere;

(i) to supplement the foregoing list of Collateral, which did not specify that the terms used would be defined or set forth in the Oregon Uniform Commercial Code, the Debtor also grants and transfers to Agent for the benefit of Agent and the Secured Creditors, a security interest in all of the now held and hereafter acquired property of Debtor listed below, it being agreed that such list is added to expand the meaning of “Collateral” by adding the following types of property defined as set forth in the Oregon Uniform Commercial Code, and that any property described below which is not included in (a) through (h) above is hereby added to Collateral. The types of property listed below shall have the meaning given to them in the Oregon Uniform Commercial Code. The list referred to in this subsection is:

(i) all accounts

(ii) all chattel paper

(iii) all deposit accounts

(iv) all documents

(v) all equipment

(vi) all general intangibles

(vii) all instruments

(viii) all inventory

(ix) all investment property

(x) all letter of credit rights;

together with

(j) whatever is receivable or received when any of the foregoing or the proceeds thereof are sold, leased, collected, exchanged or otherwise disposed of, whether such disposition is voluntary or involuntary, including without limitation, all rights to payment, including returned premiums, with respect to any insurance relating to any of the foregoing, and all rights to payment with respect to any claim or cause of action affecting or relating to any of the foregoing (collectively, “Proceeds”).

Notwithstanding anything to the contrary in this Agreement, the Collateral shall not include any of the following property of Debtor: (i) any property covered by UCC financing statements, or comparable central filing system documents, listed on Exhibit A attached hereto if the terms of the security agreements or leases applicable to such property (including refinancings, renewals and replacements of such security agreements or leases) prohibit the security interest of the Agent in such property; or (ii) any proceeds of the property described in clause (i) of this paragraph.

9. OBLIGATIONS SECURED. The obligations secured hereby (the “Obligations”) consist of all obligations of any nature whatsoever of Debtor to Agent and Lenders under the Guaranty.

10. TERMINATION. This Agreement will terminate, the Agent’s security interests in the Collateral described in this Security Agreement will terminate, and UCC termination statements will be filed when the Obligations have been fully satisfied, and all commitments under the Guaranty have been terminated.

11. This Section is intentionally left blank.

12. REPRESENTATIONS AND WARRANTIES. Debtor represents and warrants to Agent, for the benefit of the Secured Creditors, that: (a) Debtor’s legal name is exactly as set forth on the first page of this Agreement, and all of Debtor’s organizational documents or agreements delivered to Agent are complete and accurate in every respect; (b) Debtor is the owner and has possession or control of the Collateral and Proceeds; (c) Debtor has the exclusive right to grant a security interest in the Collateral and Proceeds; (d) except for the liens and security interests created hereby, or otherwise agreed to in writing by the Agent, Collateral and Proceeds are: (i) genuine and free from valid liens or encumbrances and (ii) with respect to accounts, to the best of Debtor’s knowledge, except as disclosed in writing to the Secured Creditors, such accounts are free of valid adverse claims, set-offs, default, prepayment, defenses or other conditions precedent except those that occur in the ordinary course of Debtor’s business as Debtor’s business is currently conducted; (e) all statements contained herein and, where applicable, in other Loan Documents as to the Collateral are true and complete in all material respects; (f) except as expressly permitted by the Agent, there is no valid financing statement, or a comparable registration statement under the law of the appropriate jurisdiction, covering any of the Collateral or Proceeds, and naming any Secured Creditor other than Agent, on file in any public office; (g) where Collateral consists of rights to payment, to the best of Debtor’s knowledge, all persons appearing to be obligated on the Collateral and Proceeds have authority and capacity to contract and are bound as they appear to be, all property subject to chattel paper (if any) has been properly registered and filed in compliance with law and to perfect the interest of Debtor in such property, and all such Collateral and Proceeds comply with all applicable laws concerning form, content and manner of preparation and execution, including where applicable Federal Reserve Regulation Z and any applicable consumer credit laws; and (h) where the Collateral consists of Equipment, Debtor is not in the business of selling goods of the kind included within such Collateral, and Debtor acknowledges that no sale or other disposition of any such Collateral, including without limitation, any Equipment that Debtor may deem to be surplus, has been consented to or acquiesced in by Agent or Lenders, unless consent or acquiescence is specifically set forth in the Loan Documents.

13. COVENANTS OF DEBTOR.

(a) Debtor agrees: (i) to pay the Obligations secured hereby when due; (ii) to indemnify and hold harmless Agent and each Secured Creditor against all losses, claims, demands, liabilities and expenses of every kind caused by property subject hereto; (iii) to pay all costs and expenses, including reasonable attorneys’ fees (whether incurred before trial, at trial, or in any bankruptcy or arbitration proceeding), incurred by Agent in the perfection and preservation of the Collateral or Agent’s interest therein and/or the realization, enforcement and exercise of Agent’s rights, powers and remedies hereunder; (iv) to permit Agent to exercise its powers hereunder; (v) to execute and deliver such documents as Agent deems necessary to create, perfect and continue the security interests contemplated hereby; (vi) not to change its name, and as applicable, its chief executive office, its principal residence or the jurisdiction in which it is organized and/or registered without giving Agent and each Secured Creditor prior written notice thereof; (vii) not to change the places where Debtor keeps any Collateral or Debtor’s records concerning the Collateral and Proceeds without giving Agent and each Secured Creditor prior written notice of the address to which Debtor is moving same; and (viii) to cooperate with Agent in perfecting all security interests granted herein and in obtaining such agreements from third parties as Agent deems necessary, proper or convenient in connection with the preservation, perfection or enforcement of any of its rights hereunder.

(b) Debtor agrees with regard to the Collateral and Proceeds (but not with respect to any property other than Collateral and Proceeds), unless Lenders agree otherwise in writing: (i) that Agent is authorized to file financing statements in the name of Debtor to perfect Agent’s security interest in Collateral and Proceeds; (ii) where applicable, to insure the Collateral with Agent named as loss payee, in form, substance and amounts, under agreements, against risks and liabilities, and with insurance companies, in each case as required by the Loan Documents or in a manner otherwise satisfactory to Agent; (iii) where applicable, to operate the Collateral in accordance with all applicable statutes, rules and regulations relating to the use and control thereof, and not to use any Collateral for any unlawful purpose or in any way that would void any insurance required to be carried in connection therewith; (iv) not to remove the Collateral from Debtor’s premises, except (A) for deliveries to buyers in the ordinary course of Debtor’s business and (B) Collateral which consists of mobile goods as defined in the Oregon Uniform Commercial Code, in which case Debtor agrees not to remove or permit the removal of such Collateral from its state of domicile for a period in excess of thirty (30) calendar days; (v) to pay when due all license fees; registration fees and other charges in connection with any Collateral; (vi) except to the extent expressly permitted in writing by Agent, not to permit any lien on the Collateral or Proceeds, including without limitation, liens arising from repairs to or storage of the Collateral, except in favor of Agent; (vii) not to sell, hypothecate or dispose of, nor permit the transfer by operation of law of, any of the Collateral or Proceeds or any interest therein, except sales of (I) inventory to buyers in the ordinary course of Debtor’s business and (II) Collateral (in addition to inventory) in amounts permitted by Agent; (viii) to permit Agent to inspect the Collateral at any time; (ix) to keep, in accordance with generally accepted accounting principles, complete and accurate records regarding all Collateral and Proceeds, and to permit Agent or its representatives to inspect the same and make copies thereof at any reasonable time; (x) if requested by Agent, to receive and use reasonable diligence to collect Collateral consisting of accounts and other rights to payment and Proceeds, after an Event of Default, in trust and as the property of Agent for the benefit of the Secured Creditors, and to immediately endorse as appropriate and deliver such Collateral and Proceeds to Agent daily in the exact form in which they are received together with a collection report in form satisfactory to Agent; (xi) not to commingle Collateral or Proceeds, or collections thereunder, with other property except for Proceeds deposited in Debtor’s account(s) maintained at Agent. As used herein the prohibition on commingling of Collateral refers to combining or intermixing Equipment or inventory in which Agent is granted a security interest pursuant to this Agreement with other property in which Agent has no security interest if the effect of such combining or intermixing is that the property in which Agent is not granted a security interest hereunder cannot be differentiated and separated from the Collateral in which Agent is granted a security interest pursuant to this Agreement; (xii) to give only allowances and credits on accounts in the ordinary course of Debtor’s business and to advise Agent and each Secured Creditor of the same immediately in writing if they affect any rights to payment or Proceeds in any material respect; (xiii) from time to time, when requested by Agent, to prepare and deliver a schedule of all Collateral and Proceeds subject to this Agreement, and to assign in writing and deliver to Agent all accounts, contracts, leases and other chattel paper, instruments, documents and other evidences thereof, (xiv) in the event Agent elects to receive payments or rights to payment or Proceeds hereunder to pay all reasonable expenses incurred by Agent in connection therewith; including reasonable expenses of accounting, correspondence, collection efforts, reporting to account or contract debtors, filing, recording, record keeping and expenses incidental thereto; and (xv) to provide any service and do any other acts which may be necessary to maintain, preserve and protect all Collateral and, as appropriate and applicable, to keep all Collateral in good and saleable condition, to deal with the Collateral in accordance with the standards and practices adhered to generally by users and manufacturers of like property, and to keep all Collateral and Proceeds free and clear of all defenses, rights of offset and counterclaims.

14. POWERS OF AGENT. Debtor appoints Agent its true attorney in fact to perform any of the following powers, which are coupled with an interest, are irrevocable until termination of this Agreement and may be exercised from time to time by Agent’s officers and employees, or any of them: (a) to perform any obligation of Debtor hereunder in Debtor’s name or otherwise; (b) to give notice to account debtors or others of Agent’s rights in the Collateral and Proceeds, to enforce or forebear from enforcing the same and make extension and modification agreements with respect thereto; (c) to release persons liable on Collateral or Proceeds and to give receipts and acquittances and compromise disputes in connection therewith; (d) to release or substitute security; (e) to resort to security in any order; (f) to prepare, execute, file, record or deliver notes, assignments, schedules, designation statements, financing statements, continuation statements, termination statements, statements of assignment, applications for registration or like papers to perfect, preserve or release Agent’s interest in the Collateral and Proceeds; (g) to receive, open and read mail addressed to Debtor; (h) to take cash; instruments for the payment of money and other property to which Agent is entitled; (i) to verify facts concerning the Collateral and Proceeds by inquiry of obligors thereon, or otherwise, in its own name or a fictitious name; (j) to endorse, collect, deliver and receive payment under instruments for the payment of money constituting or relating to Proceeds; (k) to prepare, adjust, execute, deliver and receive payment under insurance claims, and to collect and receive payment of and endorse any instrument in payment of loss or returned premiums or any other insurance refund or return, and to apply such amounts received by Agent or any Secured Creditor toward repayment of the Obligations in the manner specified by the Loan Agreement or, where appropriate and if approved by Majority Lenders, replacement of the Collateral; (l) to exercise all rights, powers and remedies which Debtor would have, but for this Agreement, with respect to all Collateral and Proceeds subject hereto; (m) to enter onto Debtor’s premises in inspecting the Collateral; (n) to make withdrawals from and to close deposit accounts or other accounts with any financial institution, wherever located, into which Proceeds may have been deposited, and to apply funds so withdrawn to payment of the Obligations; (o) to preserve or release the interest evidenced by chattel paper to which Agent is entitled hereunder and to endorse and deliver any evidence of title incidental thereto; and (p) to do all acts and things and execute all documents in the name of Debtor or otherwise, deemed by Agent as necessary, proper and convenient in connection with the preservation, perfection or enforcement of its rights hereunder. Agent shall exercise its rights as attorney in fact under this Agreement only upon the occurrence and continuation of an Event of Default (as that term is defined in the Loan Agreement).

15. PAYMENT OF PREMIUMS, TAXES, CHARGES, LIENS AND ASSESSMENTS. Debtor agrees to pay, when due, all insurance premiums, taxes, charges, liens and assessments (collectively, the “Assessments”) against the Collateral and Proceeds, and upon the failure of Debtor to do so, Agent or any Secured Creditor at its option may pay any of them and shall be the sole judge of the legality or validity thereof and the amount necessary to discharge the same. Any such payments made by Agent or any Secured Creditor shall be obligations of Debtor to Agent or such Secured Creditor, due and payable immediately upon demand, together with interest at a rate determined in accordance with the provisions of Section 15 of this Agreement, and shall be secured by the Collateral and Proceeds, subject to all terms and conditions of this Agreement. Notwithstanding the foregoing, any Assessments that are payable in installments may be paid in installments as long as each installment is paid by its due date. Further, Debtor may withhold payment and diligently contest, in good faith and by appropriate proceedings, the amount or validity of any Assessments as long as Debtor provides Agent and each Secured Creditor with prior written notice of the contest in cases where the amount in controversy exceeds $1,000,000 and if Agent or any Secured Creditor so requests, provides a bond or other security acceptable to Agent and Lenders.

OREGON STATUTORY WARNING

WARNING: UNLESS YOU PROVIDE US WITH EVIDENCE OF THE INSURANCE COVERAGE AS REQUIRED BY OUR CONTRACT OR LOAN AGREEMENT, WE MAY PURCHASE INSURANCE AT YOUR EXPENSE TO PROTECT OUR INTEREST. THIS INSURANCE MAY, BUT NEED NOT, ALSO PROTECT YOUR INTEREST. IF THE COLLATERAL BECOMES DAMAGED, THE COVERAGE WE PURCHASE MAY NOT PAY ANY CLAIM YOU MAKE OR ANY CLAIM MADE AGAINST YOU. YOU MAY LATER CANCEL THIS COVERAGE BY PROVIDING EVIDENCE THAT YOU HAVE OBTAINED PROPERTY COVERAGE ELSEWHERE.

YOU ARE RESPONSIBLE FOR THE COST OF ANY INSURANCE PURCHASED BY US. THE COST OF THIS INSURANCE MAY BE ADDED TO YOUR CONTRACT OR LOAN BALANCE. IF THE COST IS ADDED TO YOUR CONTRACT OR LOAN BALANCE, THE INTEREST RATE ON THE UNDERLYING CONTRACT OR LOAN WILL APPLY TO THIS ADDED AMOUNT. THE EFFECTIVE DATE OF COVERAGE MAY BE THE DATE YOUR PRIOR COVERAGE LAPSED OR THE DATE YOU FAILED TO PROVIDE PROOF OF COVERAGE.

THE COVERAGE WE PURCHASE MAY BE CONSIDERABLY MORE EXPENSIVE THAN INSURANCE YOU CAN OBTAIN ON YOUR OWN AND MAY NOT SATISFY ANY NEED FOR PROPERTY DAMAGE COVERAGE OR ANY MANDATORY LIABILITY INSURANCE REQUIREMENTS IMPOSED BY APPLICABLE LAW. (Each reference to “you” and “your” shall refer to Debtor and each reference to “us” and “we” shall refer to Agent.)

16. EVENTS OF DEFAULT. Any Event of Default, as defined in the Loan Agreement, is an Event of Default under this Agreement.

17. REMEDIES. Upon an Event of Default, Agent shall have all other rights, powers, privileges and remedies granted to a Secured Creditor upon default under the Oregon Uniform Commercial Code or otherwise provided by law, including without limitation, the right (a) to contact all persons obligated to Debtor on any Collateral or Proceeds and to instruct such persons to deliver all Collateral and/or Proceeds directly to Agent, and (b) to sell, lease, license or otherwise dispose of any or all Collateral. All rights, powers, privileges and remedies of Agent shall be cumulative. No delay, failure or discontinuance of Agent or any Lender in exercising any right, power, privilege or remedy hereunder or under the Loan Documents shall affect or operate as a waiver of such right, power, privilege or remedy; nor shall any single or partial exercise of any such right, power, privilege or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power, privilege or remedy. Any waiver, permit, consent or approval of any kind by Agent or any Secured Creditor of any default hereunder or under the Loan Documents, or any such waiver of any provisions or conditions hereof, must be in writing and shall be effective only to the extent set forth in writing. While an Event of Default exists: (a) Debtor will deliver to Agent from time to time, as requested by Agent, current lists of all Collateral and Proceeds; (b) Debtor will not dispose of any Collateral or Proceeds except on terms approved by Majority Lenders; (c) at Agent’s request, Debtor will assemble and deliver all Collateral and Proceeds, and books and records pertaining thereto, to Agent at a reasonably convenient place designated by Agent; and (d) Agent may, without notice to Debtor, enter onto Debtor’s premises and take possession of the Collateral. With respect to any sale or other disposition by Agent of any Collateral subject to this Agreement, Debtor hereby expressly grants to Agent the right to sell such Collateral using any or all of Debtor’s trademarks, trade names, trade name rights and/or proprietary labels or marks. Debtor further agrees that Agent shall have no obligation to process or prepare any Collateral for sale or other disposition.

18. DISPOSITION OF COLLATERAL AND PROCEEDS; TRANSFER OF INDEBTEDNESS. In disposing of Collateral hereunder, Agent may disclaim all warranties of title, possession, quiet enjoyment and the like. Any proceeds of any disposition of any Collateral or Proceeds, or any part thereof, may be applied by Agent to the payment of expenses and fees incurred by or owed to Agent, reasonable attorneys’ fees, and the balance of such proceeds may be distributed by Agent toward the payment of the Obligations in such order of application as may be required by the Loan Documents. Upon the appointment of a new Agent, Agent shall transfer all of the Collateral or Proceeds and shall be fully discharged from all liability and responsibility with respect to the Collateral so transferred and all acts of the successor Agent upon and after acceptance of its appointment, and the transferee shall be vested with all rights and powers of Agent hereunder with respect to any of the foregoing so transferred.

19. STATUTE OF LIMITATIONS. Until all Obligations shall have been paid in full and all commitments by the Secured Creditors to extend credit to Debtor pursuant to the Loan Documents have been terminated, the power of sale or other disposition and all other rights, powers, privileges and remedies granted to Agent hereunder shall continue to exist and may be exercised by Agent at any time and from time to time irrespective of the fact that the Obligations or any part thereof may have become barred by any statute of limitations, or that the personal liability of Debtor may have ceased, unless such liability shall have ceased due to the payment in full of all Obligations secured hereunder.

20. MISCELLANEOUS WAIVERS. Debtor hereby waives any right to require Agent or any Secured Creditor to (i) proceed against Debtor or any other person, (ii) proceed against or exhaust any security from Debtor or any other person, (iii) perform any obligation of Debtor with respect to any Collateral or Proceeds, and (d) except as specifically required under other provisions of this Agreement, make any presentment or demand, or give any notice of nonpayment or nonperformance, protest, notice of protest or notice of dishonor hereunder or in connection with any Collateral or Proceeds. Debtor further waives any right to direct the application of payments or security for any Obligations of Debtor or indebtedness of customers of Debtor.

21. NOTICES. All notices, requests and demands required under this Agreement must be in writing, addressed to Agent at the address specified in the Loan Agreement, to Debtor at the address designated in the Loan Agreement, or to such other address as any party may designate by written notice to each other party, and shall be deemed to have been given or made as follows: (a) if personally delivered, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

22. COSTS, EXPENSES AND ATTORNEYS’ FEES. Debtor shall pay to Agent immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Agent’s in-house counsel), expended or incurred by Agent in exercising any right, power, privilege or remedy conferred by this Agreement or in the enforcement thereof, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Agent or any other person) relating to Debtor or in any way affecting any of the Collateral, the Proceeds or Agent’s ability to exercise any of its rights or remedies with respect thereto. All of the foregoing shall be paid by Debtor with interest from the date of demand until paid in full at a rate per annum equal to (i) for so long as Bank of America is the Agent, the Default Rate specified in the Loan Agreement, or (ii) if Bank of America is not the Agent, at the rate per annum equal to 12%. Notwithstanding anything apparently to the contrary in this Section 15, if Agent demands payment of any of the costs, expenses and attorney fees described in this Section 15 in the absence of an Event of Default, then Debtor shall have 30 days from the date of such demand to make such payment and if no Event of Default has occurred during that 30 day period, Debtor may make such payment within that 30 day period without having to pay interest on such payment.

23. SUCCESSORS; ASSIGNS; AMENDMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties, and may be amended or modified only in writing signed by Agent and Debtor.

24. DEFINITIONS. Capitalized terms that are not defined in this Agreement and are defined in the Loan Agreement shall have the meaning given those terms in the Loan Agreement. All references herein to “include,” “includes” or “including” means include, includes or including without limitation.

25. SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement.

26. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the state of Oregon.

27. DEBTOR WARRANTIES. Debtor warrants that Debtor is an organization organized under the laws of                                 .

Debtor warrants that its chief executive office is located at the following address:                                 . Debtor warrants that the Equipment and inventory (except goods in transit) is located or domiciled at the additional addresses described on Schedule 1 attached hereto and by this reference made a part hereof.

28. OREGON STATUTORY NOTICE. UNDER OREGON LAW, MOST AGREEMENTS, PROMISES AND COMMITMENTS MADE BY ANY LENDER CONCERNING LOANS AND OTHER CREDIT EXTENSIONS WHICH ARE NOT FOR PERSONAL, FAMILY OR HOUSEHOLD PURPOSES OR SECURED SOLELY BY DEBTOR’S RESIDENCE MUST BE IN WRITING, EXPRESS CONSIDERATION AND BE SIGNED BY SUCH LENDER TO BE ENFORCEABLE.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the first date written above.

, a
company formed under the laws of

By:
Name:
Title:

Accepted and agreed as of the first date written above.

BANK OF AMERICA, N.A., as Agent

By:
Name:
Title:

EXHIBIT A

TO SECURITY AGREEMENT

Excluded Assets

The following is a list of UCC or other Filings referred to in Section 1 of the Security Agreement.

Active UCC or other Filings (as of                     ):

Date	File #	Description

1

Schedule 1

Additional Addresses for Equipment and Inventory

DEBTOR LOCATIONS